Exhibit 10.2

[Name]
[Address]

Dear [       ],

In recognition of your continuing contributions and loyalty to Arch Coal, Inc. (the “Company”) in the critical months ahead, this letter agreement sets for the retention bonus payments, totaling $[        ], that the Company will provide to you and the terms and conditions of those payments.

1.                                      Retention Payments.  Provided that you remain in the employment of the Company as of the dates designated below (each, a “Retention Date”), the Company will pay to you as of each such Retention Date the amount designated below for each such Retention Date (such amount for each Retention Date, a “Retention Payment”).

Retention Date	Retention Payment

November 1, 2015	$	[	]

February 1, 2016	$	[	]

May 1, 2016	$	[	]

August 1, 2016	$	[	]

November 1, 2016	$	[	]

February 1, 2017	$	[	]

May 1, 2017	$	[	]

August 1, 2017	$	[	]

November 1, 2017	$	[	]

Each Retention Payment will be made in a separate payroll run following the first normal payroll date in the month the Retention Date is met.  Payments will be processed through the payroll system as a non-pensionable supplement subject to all applicable federal, state and local income and FICA tax withholdings.

2.                                      Payment of Your Retention Payments in the Event of a Termination of Employment.  Notwithstanding the general requirement that you must remain in the employment of the Company until a designated Retention Date in order to be eligible to receive payment of Retention Payment for that Retention Date, if, prior to the last Retention Date, your employment is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in the attachment to this letter agreement), you will receive a lump sum payment of the total of any remaining, unpaid Retention Payments on the first payroll date that occurs at least 60 days following the date of termination, subject to your execution of a general waiver and release of all claims that you may have against the Company in a form provided by the Company by the 55th day following the date of termination and your non-revocation of the waiver and release.  If you fail to execute the required waiver and release as prescribed above or you revoke the waiver and release during any applicable revocation period, you will not be eligible to receive payment of any portion of your remaining Retention Payments and your remaining Retention Payments will be forfeited in full.

If prior to the last Retention Payment Date your employment is terminated for any reason other than by the Company without Cause or by you for Good Reason (including any termination by the Company for Cause, by you without Good Reason or by reason of death, disability or retirement), you will not be eligible to receive payment of any portion of your the remaining Retention Payments for which the Retention Dates have not occurred prior to the termination of your employment and these remaining Retention Payments will be forfeited in full.

3.                                      Miscellaneous.  The following additional terms apply:

a.                          Any ambiguities and interpretive questions regarding the terms of this letter agreement will be resolved by the Company in its sole discretion and the Company’s decisions in such matters will be final and binding.

b.                          The payment of your Retention Bonus is intended to qualify for the short-term deferral exception to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and, accordingly, full payment of your Retention Bonus shall in all events be made to you not later than March 15 of the calendar year following the calendar year in which such amounts are no longer subject to a substantial risk of forfeiture within the meaning of the rules and regulations under Section 409A.  Further, this agreement shall be interpreted such that it is in compliance with Section 409A.

c.                           Your employment is “at will” and, subject to the terms of this letter agreement, your employment may be terminated by you or the Company at any time for any reason.  Except as expressly provided under the terms of this letter agreement or any other binding written plan or agreement applicable to you, the Company reserves the right to change the terms and conditions of your employment, including the terms of your compensation and benefits, at any time.  This letter agreement is not intended to be, and should not be construed as, a contract of employment for any specific period of time.

d.                          This letter agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof and may only be modified by a written agreement executed by the Company and you.

e.                           This agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.

f.                            This agreement shall be governed by the laws of [     ], without regard to any conflicts of laws.

We look forward to your acceptance of this letter agreement, which you can indicate by promptly signing, dating and returning a copy of this letter agreement to me.

Very truly yours,

Allen Kelley
Arch Coal, Inc.

Accepted and Agreed:

[Name]	Date

Attachment to Letter Agreement: Cause and Good Reason Definitions

“Cause” shall mean (i) your act(s) of gross negligence or willful misconduct in the course of your employment hereunder, (ii) willful failure or refusal by you to perform in any material respect your duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by you of any assets or business opportunities of the Company or any of its affiliates, (iv) embezzlement or fraud committed (or attempted) by you, or at your direction, (v) your conviction of, indictment for, or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of your duties to the Company or any of its affiliates or otherwise result in material injury to the reputation or business of the Company or any of its affiliates, or (vi) any material violation by you of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company.  Any Cause termination relying on clause (ii) or (vi) of the definition of Cause, will be effective upon written notice, unless subject to cure, in which case, the Company will be required to provide not less than ten (10) days’ advanced written notice and such termination will not be effective unless you have cured the Cause event within such ten (10) day notice period.

“Good Reason” shall mean, without your consent, (i) a material diminution in your title, duties, or responsibilities; provided, however, that in connection with any sale, merger or similar transaction involving all or substantially all of the business or assets of the Company, neither the acquiring entity’s change in your title or reporting relationship(s) in connection with such transaction nor your duties and responsibilities being performed at a division or subsidiary of the acquiring entity shall, itself, constitute Good Reason hereunder, (ii) a material reduction in your base salary or annual bonus opportunity (other than pursuant to an across-the-board reduction applicable to all similarly situated employees), (iii) the relocation of your principal place of employment more than fifty (50) miles from its current location, or (iv) a material breach of a provision of the accompanying letter agreement by the Company.

Any Good Reason resignation will be effective by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which to be effective, must be provided to the Company within sixty (60) days of the occurrence of the event and such termination will not be effective unless the Company has not cured the event giving rise to Good Reason within such ten (10) day notice period.